                                                                   Exhibit 12.1

         Statement of Consolidated Ratio of Earnings to Fixed Charges

                                                                Years Ended
                                          -------------------------------------------------------
                                          Pro Forma
                                           Dec. 29,  Dec. 29, Dec. 30, Dec. 25, Dec. 26, Dec. 27,
                                             2001(2)   2001     2000     1999     1998     1997
                                          ---------- -------- -------- -------- -------- --------
                                                      (In millions except ratio data)
Income Before Taxes......................   $424.4    $518.3   $447.5   $331.6   $214.0   $ 93.9
One-third of rents.......................     13.5      13.5     11.1     11.7     22.7     20.2
Interest expense.........................     94.9       1.0      0.7      1.4      0.5      1.0
                                            ------    ------   ------   ------   ------   ------
   Earnings..............................   $532.8    $532.8   $459.3   $344.8   $237.1   $115.0
                                            ======    ======   ======   ======   ======   ======
One-third of rents.......................   $ 13.5    $ 13.5   $ 11.1   $ 11.7   $ 22.7   $ 20.2
Interest expense.........................     94.9       1.0      0.7      1.4      0.5      1.0
                                            ------    ------   ------   ------   ------   ------
   Fixed charges.........................   $108.4    $ 14.5   $ 11.8   $ 13.2   $ 23.2   $ 21.1
                                            ======    ======   ======   ======   ======   ======
   Ratio of Earnings to Fixed Charges(1).      4.9      36.8     39.0     26.2     10.2      5.4
                                            ======    ======   ======   ======   ======   ======

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(1) The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings and fixed charges. In calculating this ratio, earnings include income before income taxes and before fixed charges. Fixed charges include interest expense and one-third of all rent expense (considered representative of the interest factor).

(2) The pro forma consolidated ratio of earnings to fixed charges gives effect to the issuance in this offering of $1,000 million aggregate principal amount of notes and the incurrence of $500 million term loan under the $1,250 senior unsecured credit facility as if such debt was outstanding on December 29, 2001.

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